CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report date May 20, 2012 on the financial statements and financial highlights of Merk Absolute Return Currency Fund, Merk Asian Currency Fund, Merk Currency Enhanced U.S. Equity Fund and Merk Hard Currency Fund a series of shares of beneficial interest in the Forum Funds. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 24, 2012